Exhibit 10.29

CONFIDENTIAL

Amendment to Stock Option

This Amendment to Stock Option (this “Amendment”) is entered into between Five Prime Therapeutics, Inc., a Delaware corporation (the “Company”), and Aron Knickerbocker, effective as of March 15, 2011 (the “Amendment Effective Date”). Each capitalized term used but not defined in this Amendment has the meaning assigned to such term in the Option (as defined below).

Background

A.        Mr. Knickerbocker serves as the Vice President, Business Development, of the Company.

B.        On October 21, 2009 the Company granted to Mr. Knickerbocker an option to purchase 150,000 shares of common stock of the Company, which is subject to the terms and conditions set forth in a Stock Option Grant Notice (the “Grant Notice”), the Stock Option Agreement, the Plan and the Notice of Exercise (together, the “Option”).

C.        The Option will vest upon the occurrence of certain strategic events.

D.        The Company has agreed to amend certain of the vesting terms of the Option by amending the Grant Notice pursuant to this Amendment.

Agreement

Mr. Knickerbocker and the Company agree as follows:

1.      Amendment of the Option. FivePrime and Mr. Knickerbocker agree to amend the terms of the Option as provided below, effective as of the Amendment Effective Date. Where the Option is not explicitly amended, the terms of the Option will remain in full force and effect. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the same meanings as such terms are given in the Option.

2.      Alliance Milestone Vesting Provision. The first paragraph of the “Vesting Schedule” section of the Grant Notice shall be amended and restated to state in its entirety as follows:

“Subject to your Continuous Service (as such term is defined in Section 2(j) of the Plan) the shares shall vest in full on the first to occur of the following: (1) the closing of a strategic alliance or partnership between the Company and another entity that results in either (A) an upfront payment in cash of at least $100 million to the Company or (B) an upfront payment in cash that, together with the upfront payments in cash from each other strategic alliance or partnership between the Company and another entity that closed within the 12 months prior to such closing, aggregates to at least $100 million to the Company; provided in each case that such strategic alliance or partnership is approved by the Board of Directors of the Company (the “Board”); provided, further, that the upfront payment of any such strategic alliance or partnership may include an equity component consisting of no more than fifty percent (50%) of the total value of the upfront payment

CONFIDENTIAL

for such strategic alliance or partnership, which equity component must be at a share price that is greater than or equal to one hundred ten percent (110%) of the greater of the current or the then-current Company preferred stock price) (an “Alliance Milestone”); and (2) an acquisition of the Company (by merger, acquisition of voting control or acquisition of assets) for either (A) an upfront payment of at least $500 million or (B) an upfront payment of at least $200 million and aggregate contingent, milestone or earn-out payments (without risk adjustment or applying any discount rate) that together with the upfront payment total at least $500 million (an “Acquisition Milestone”).”

3.      Valuation of Contingent Consideration in an Acquisition. The second paragraph of the “Vesting Schedule” section of the Grant Notice shall be amended and restated to state in its entirety as follows:

“In the event the Company enters into a definitive agreement for a transaction that would constitute an Acquisition Milestone and such transaction involves upfront payments of at least $200 million but less than $500 million and contingency, milestone or earn-out payments upon achievement of certain development, regulatory or financial milestones, then immediately prior to the closing of the Acquisition Milestone, the shares subject to this option shall:

—

Fully vest if the sum of (i) the value of any upfront payment (whether in cash or stock) plus (ii) the fair value (i.e. the discounted, risk-adjusted net present value) immediately prior to the closing of such Acquisition Milestone of all contingency, milestone or earn-out payments, which fair value shall be determined by the Board in good faith (such sum, the “Aggregate Consideration”), is greater than or equal to $500 million; or

—

If the Aggregate Consideration is less $500 million, vest in an amount equal to the number of shares underlying this option multiplied by the quotient of (x) the Aggregate Consideration, divided by (y) $500 million and the remaining unvested shares subject to this option shall terminate immediately prior to the closing of such Acquisition Milestone.”

4.      Missed Alliance Milestone Vesting Provision. The third paragraph of the “Vesting Schedule” section of the Grant Notice shall be amended and restated to state in its entirety to read as follows:

“In the event the Company enters into one or more definitive agreements for strategic alliances or partnerships that individually or together would constitute an Alliance Milestone but for the fact that the upfront payments to the Company are less than $100 million but greater than $50 million (a “Missed Alliance Milestone”), then (a) immediately prior to the closing of the first strategic alliance or partnership that is or together with other strategic alliances or partnerships within the prior 12 months constitute a Missed Alliance Milestone, the shares subject to this option shall vest in an amount equal to the number of shares underlying this option multiplied by a fraction equal to the aggregate value of any upfront payment(s) divided by $100 million, and (b) the remaining unvested portion of the shares subject to this option shall be tolled, and shall vest if and only if the Company closes, by the 12-month anniversary of the Missed

CONFIDENTIAL

Alliance Milestone, an Acquisition Milestone (a “Post-Alliance Milestone”), in which case, the unvested shares shall vest in full immediately prior to the closing of such Post-Alliance Milestone. If the Company does not achieve a Post-Alliance Milestone by the 12-month anniversary of the Missed Alliance Milestone, the unvested portion of the shares subject to this option will terminate in full on such 12-month anniversary date.”

5.	Miscellaneous.

5.1         Full Force and Effect. This Amendment amends the terms of the Option and is deemed incorporated into the Option. The provisions of the Option, as amended by this Amendment, remain in full force and effect.

5.2         Entire Agreement. The Option as amended by this Amendment, sets forth the entire understanding of FivePrime and Mr. Knickerbocker relating to the subject matter thereof and supersedes all prior agreements and understandings between FivePrime and Mr. Knickerbocker relating to the subject matter thereof.

Mr. Knickerbocker and the Company have entered into this Amendment as of the Amendment Effective Date.

Five Prime Therapeutics, Inc.

By:	/s/ Lewis T. Williams	/s/ Aron Knickerbocker
	Lewis T. Williams, MD, PhD	Aron Knickerbocker
Executive Chairman

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